Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-107683, No. 333-61503, No. 33-61612 and No. 333-129887) pertaining to the Sport Chalet, Inc. Employee Retirement Savings Plan, the Sport Chalet, Inc. 1992 Incentive Award Plan, and the 2004 Equity Incentive Plan of our report dated June 24, 2008, with respect to the consolidated financial statements and financial statement schedule listed in the index at Item 15(a) of Sport Chalet, Inc. included in the Annual Report (Form 10-K) for the year ended March 30, 2008.

/s/ Moss Adams LLP

Los Angeles, California
June 24, 2008